UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2017

AVEXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37693	90-1038273
(Commission File No.)	(IRS Employer Identification No.)

2275 Half Day Rd, Suite 200
Bannockburn, Illinois 60015
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (847) 572-8280

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 1.01.                                        Entry into a Material Definitive Agreement.

Exclusive License Agreement with REGENX

Effective June 7, 2017, AveXis, Inc. (the “Company”) entered into an exclusive license agreement with REGENXBIO Inc. (“REGENX”) under certain patents and patent applications owned by the Trustees of the University of Pennsylvania and licensed to REGENX, for the development and commercialization of products to treat Rett Syndrome and amyotrophic lateral sclerosis (“ALS”) caused by mutations in the gene that produces the copper zinc superoxide dismutase 1 (“SOD1”) enzyme using AAV9 (the “REGENX License”). Under the REGENX License, REGENX granted the Company an exclusive, worldwide license under the licensed patent rights to make, have made, use, import, sell and offer for sale any products covered by the REGENX License (the “REGENX licensed products”) in the field of the treatment of (i) Rett Syndrome in humans by in vivo gene therapy using AAV9 delivering the gene encoding for methyl CpG binding protein 2, and (ii) ALS caused by SOD1 mutation in humans by in vivo gene therapy using AAV9 delivering the gene encoding for SOD1, subject to certain rights reserved by REGENX and its licensors. The patent rights exclusively in-licensed include an issued United States patent, which expires in 2026. The Company has the right to sublicense the licensed technology to third parties subject to certain conditions as specified in the REGENX License. Under the REGENX License the Company grants a non-exclusive, worldwide, royalty-free, transferable, sublicenseable, irrevocable, perpetual license back to REGENX to (a) use any patentable modifications and improvements to the licensed technology that the Company or its affiliates or sublicensees develop (“licensed back improvements”), and (b) practice the licensed back improvements in connection with AAV9 outside of the Company’s field of use.

Under the terms of the REGENX License, the Company has paid or is required to pay:

•                  an initial fee of $6.0 million;

•                  an annual maintenance fee;

•                  up to $36.0 million in total milestone fees for the REGENX licensed products;

•                  a low double digit royalty percentage on net sales of REGENX licensed products, subject to reduction in specified circumstances; and

•                  a lower mid-double digit percentage of any sublicense fees the Company receives from sublicensees for the licensed intellectual property rights.

The Company is obligated to achieve certain development milestones with respect to the licensed disease indications. The Company does not have the right to control prosecution of the in-licensed patent applications nor the right to enforce the in-licensed patents. In addition, the Company’s rights under the REGENX License are generally not assignable without the prior written consent of REGENX.

The REGENX License will expire upon the later of (i) the expiration, lapse, abandonment or invalidation of the last valid claim of the licensed intellectual property to expire, lapse or become abandoned or unenforceable in all the countries of the world or (ii) seven years from the first commercial sale of each REGENX licensed product. The Company has the right to terminate the REGENX License upon a specified period of prior written notice. REGENX may terminate the REGENX License if the Company or its affiliates become insolvent, if the Company is greater than a specified number of days late in paying money due under the REGENX License, or, effective immediately, if the Company or its affiliates, or sublicensees commence any action against REGENX or its licensors to declare or render any claim of the licensed patent rights invalid or unenforceable. Either party may terminate the REGENX License for material breach if such breach is not cured within a specified number of days. Upon termination of the REGENX License, other than for REGENX’s material breach, the Company grants to REGENX a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, transferable, sublicenseable license under patentable modifications and improvements to any vector claimed by the licensed patents for use by REGENX for the research, development and commercialization of products in any therapeutic indication.

The REGENX License will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017.

Item 8.01                                           Other Events.

On June 7, 2017, the Company issued a press release announcing the REGENX License.  The full text of the Company’s press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Exhibit Description
99.1	Press Release, dated June 7, 2017, titled “AveXis and REGENXBIO Announce New Exclusive Worldwide Licenses for the Treatment of Two Rare Neurological Monogenic Disorders Using NAV AAV9 Vector.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2017	AVEXIS, INC.

	By:	/s/ Sean P. Nolan
Sean P. Nolan
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
99.1	Press Release, dated June 7, 2017, titled “AveXis and REGENXBIO Announce New Exclusive Worldwide Licenses for the Treatment of Two Rare Neurological Monogenic Disorders Using NAV AAV9 Vector.”